News Release

For Further Information

Media Relations: Linda McDougall, 816-932-7542, lmcdougall@hrblock.com

Investor Relations: Scott Dudley, 816-932-8342, scott.dudley@hrblock.com

H&R BLOCK REPORTS FOURTH QUARTER AND FISCAL YEAR RESULTS

Record Revenues for Quarter and Year;

Earnings Reduced by Lower Mortgage Results and Litigation Settlement Costs

Fiscal 2007 Earnings Guidance at $1.80 to $2.05 per Share

Board Increases Quarterly Dividend and Share Repurchase Authorization

FOR RELEASE June 7, 2006 4 p.m. EDT

KANSAS CITY, Mo. – H&R Block Inc. (NYSE: HRB) today reported that revenues increased 6 percent to $2.5 billion in the fourth quarter of fiscal 2006, and rose 10 percent to $4.9 billion for the fiscal year ended April 30. Both were records for the company.

Net income for the quarter was $587.5 million, or $1.77 per diluted share, including an after tax charge of $6.4 million, or 2 cents per share, for a previously announced restructuring of its mortgage operations to further lower the cost of origination in the coming year.

For the fiscal year, net income was $490.4 million, or $1.47 per diluted share. The results include after tax charges totaling $49.1 million, or 15 cents per diluted share, for the previously announced settlement of refund anticipation loan litigation and associated legal costs, and the mortgage restructuring.

“With significant industry change occurring in each of our three leading businesses, we demonstrated the importance of our multi-channel tax services strategy, took decisive action in our mortgage business, and emerged as the clear middle-market leader in business services,” said Mark A. Ernst, chairman and chief executive officer.

“Our Tax Services business recovered from a poor start to the season to finish the year strongly, while positioning H&R Block for growth and leadership through coming industry change,” Ernst said. “Mortgage Services maintained pricing discipline in the face of declining industry origination volumes and also lowered costs to help it

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H&R Block Reports Fourth Quarter and Fiscal Year Results/Page 2

compete in a more challenging environment this year. And RSM McGladrey, our Business Services operation, emerged as the clear leading alternative to the Big 4 accounting firms to serve middle-market companies in the United States.”

Tax Services gained momentum in the digital market by serving 23 percent more clients, Ernst said, and in U.S. retail tax added 1,000 office locations to enhance client convenience and support future client growth. In Mortgage Services, as the industry shifts its focus from volume to cost-efficient origination and profit improvement, he noted that the company is maintaining its emphasis on delivering superior service at the same time it reduces loan origination costs.

Fiscal 2007 Outlook

The company announced that earnings per share for fiscal 2007 are expected to be in the range of $1.80 to $2.05. “We expect solid growth in both Tax Services and Business Services and a more stable environment for operating margins in Mortgage Services. In our newly created Consumer Financial Services segment, we expect continued significant improvement from H&R Block Financial Advisors and a meaningful contribution from the new H&R Block Bank,” Ernst said. “Ultimately, our results will depend on strong execution in Tax Services and our ability to operate effectively in the volatile mortgage market as the interest rate environment often creates unpredictable operating and competitive challenges.”

Board Actions

Reflecting the company’s business outlook, the Board of Directors has approved an 8 percent increase in the quarterly cash dividend to 13.5 cents per share. The increase is effective with the dividend to be paid Oct. 2, 2006, to shareholders of record Sept. 11, 2006. This payment will be the company’s 176th consecutive quarterly dividend and marks the ninth consecutive year of increase.

The Board also authorized the company to repurchase up to 20 million of its shares, in addition to the shares remaining on its June 2004 authorization.

“Given our strong cash generation ability, we continue to view dividends and share repurchases as important ways to return value to shareholders,” Ernst said. In fiscal 2006 the company paid $160 million in dividends and repurchased approximately 9 million shares for $254 million.

Business Segment Performance

Tax Services

Revenues for the fourth quarter of fiscal 2006 increased nearly 4 percent to $1.8 billion, and for the full year were up 4 percent to $2.5 billion.

Pretax income rose more than 4 percent for the quarter to $883.5 million, but for the year decreased to $589.8 million, including a pretax charge of $70.2 million for litigation settlements and associated legal costs.

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H&R Block Reports Fourth Quarter and Fiscal Year Results/Page 3

Total clients served in H&R Block’s U.S. retail and digital tax business grew 2.1 percent to 19.5 million for the 2006 fiscal year. Net average fee per retail client served increased 5.8 percent to $155.21.

“After early season challenges, we performed as anticipated in the second half of the tax season,” Ernst said. “Retail office client growth in the second half demonstrated the strength of both the H&R Block brand and our people in serving the full range of client needs in the marketplace.

“We saw especially strong results during the fiscal year in digital tax, where we grew 23 percent in clients and gained market share,” Ernst continued. “We also served a greater share of taxpayers in the Free File Alliance.

“H&R Block is the only firm that effectively allows clients to choose the type of service they need as their tax lives change,” Ernst noted. “We’ve begun to see increased growth in the blending of digital services with tax professional assistance, an emerging market category in which H&R Block clearly leads.”

H&R Block expanded its U.S. retail office network to 12,165 company-owned and franchise locations for the 2006 tax season, an increase of just over 1,000. “As competition for clients in the retail channel grows, our ability to meet client needs for convenience continues to be a distinct competitive priority for H&R Block,” Ernst said.

Also contributing to this year's results were ongoing enhancements in client service, resulting in continued strength in reported client and price/value satisfaction. Strong performance by the international tax operations also benefited results.

Mortgage Services

In Mortgage Services – which included Option One Mortgage and H&R Block Mortgage in fiscal 2006 – revenues declined 20 percent to $304.1 million in the fourth quarter versus last year and held steady at $1.2 billion for the year. Pretax income declined to $73.5 million in the fourth quarter and to $321.6 million for the year. The full year results include a pretax charge of $12.6 million for restructuring costs.

“The mortgage industry has slowed from its fast pace of recent years, largely because of rising interest rates and a softening U.S. housing market,” Ernst said. “Our mortgage originations peaked during the first half of fiscal 2006. In step with the industry, our volumes seem to be settling in at lower, but more sustainable levels as we enter fiscal 2007.” Loan origination volume of $8.3 billion for the fourth quarter was within the company's expected range of $8 billion to $9 billion.

“We’re pleased with the progress we’ve made in lowering our cost of origination, and we're working to become even more cost effective,” Ernst said. Consolidations have reduced office locations and staffing to further align capacity with volume. Option One and H&R Block Mortgage also are investing in technology to streamline and automate processes to reduce costs.

Net gain-on-sale gross margin improved to 2.10 percent in the fourth quarter versus1.86 percent in the third quarter, as loan sale premiums strengthened. For the

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H&R Block Reports Fourth Quarter and Fiscal Year Results/Page 4

year, net gain-on-sale gross margin declined to 1.76 percent, and total gain on sales dropped to $714 million. Cost of origination improved to 1.96 percent for the quarter versus 2.12 percent during the 2006 third quarter, and to 1.91 percent for the year versus 2.23 percent during 2005.

Option One’s mortgage servicing portfolio was $73 billion at the end of the fiscal year, up from a year ago, but off slightly from the end of the third quarter. For the year, servicing contributed revenues of $399 million and pretax income of $76 million.

The company realized a net write-up to residuals of $35.3 million for fiscal 2006, including a net write-down of $3.7 million in the fourth quarter, which was recorded in other comprehensive income, net of deferred taxes. The company also recorded $34 million of impairments for the year, which is recorded as a reduction in gains on sales of mortgage assets in the income statement.

Business Services

Business Services revenues increased 72 percent to $347.8 million for the fourth quarter and improved 53 percent for the year to $877.3 million. The American Express Tax and Business Services unit (Amex TBS) acquired effective Oct. 1, 2005, contributed $135.1 million to revenues for the quarter and $251.3 million for the year.

Pretax income rose 63 percent for the quarter to $63.3 million and climbed 79 percent for the year to $53.4 million. Excluding Amex TBS, pretax income was down 4 percent for the quarter and up 24 percent for the year.

“Adding Amex TBS to our RSM McGladrey business made us the clear leading accounting, tax and consulting firm serving midsized companies, and the combination has been delivering both the financial and early strategic benefits we expected,” Ernst said. “At the same time, revenues are growing rapidly in our emerging wealth management and financial process outsourcing businesses, and we continue to invest in their potential.”

RSM McGladrey will announce tomorrow morning that it has entered into an agreement to create affiliate tax, accounting and business services offices in Germany, the United Kingdom, Russia, mainland China, Poland, Hungary, Romania and the Czech Republic. The agreement creates RSM McGladrey UK Ltd., a wholly owned international consulting subsidiary that provides the foundation for global tax and cross-border transaction support. It is a collaboration with RSM Hemmelrath Gruppe, a legal and tax firm based in Munich, Germany. Like RSM McGladrey, it is a member of the RSM International affiliation of separate and independent legal entities.

“The needs of middle-market businesses increasingly require the sophisticated tax and global capabilities that RSM McGladrey has been providing through its RSM International affiliation. This transaction will strengthen our ability to ensure that clients receive the quality service they need as their businesses become more interconnected globally,” said Ernst. Terms of the transaction will not be disclosed.

Investment Services

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H&R Block Reports Fourth Quarter and Fiscal Year Results/Page 5

Revenues for Investment Services rose 10 percent for the quarter to $76.8 million and increased over 20 percent for the year to $288 million.

The business achieved its fifth consecutive quarter of improvement over the prior-year period, reducing its pretax loss by 33 percent to $9.7 million. The annual loss of $32.8 million was less than half of the prior year (down 56 percent) and includes $36.6 million of intangible amortization.

“H&R Block Financial Advisors delivered the kind of year we were expecting,” Ernst said. “We saw the benefits from a 2005 reorganization, as well as our cost management discipline and initiatives to increase advisor productivity.”

Ernst noted that Investment Services has become part of the new Consumer Financial Services business segment that H&R Block established after year end. “In fiscal 2007, we are bringing together three businesses – H&R Block Financial Advisors, H&R Block Mortgage and the new H&R Block Bank – that offer complementary financial services and products to consumers under the H&R Block brand.”

H&R Block Bank began operations May 1, with headquarters and its single branch location in Kansas City. By providing essential, affordable banking products and services to clients who currently have limited access, the bank will help differentiate H&R Block in the consumer marketplace. It will also serve as an in-house depositary for certain assets belonging to H&R Block and its subsidiaries.

Conference Call

H&R Block will host a conference call for analysts, institutional investors and shareholders at 5 p.m. EDT (4 p.m. CDT) on Wednesday, June 7. Mark Ernst and William L. Trubeck, executive vice president and chief financial officer, will discuss the quarter and year-end results and future expectations, as well as respond to analysts’ questions. To access the call, please dial the number below approximately five to 10 minutes prior to the scheduled starting time:

U.S./Canada	(888) 425-2715 – Access Code 2013276
International	(706) 679-8257 – Access Code 2013276

The call will be webcast in a listen-only format for the media and public. The link to the webcast can be obtained at www.hrblock.com. Supplemental financial and statistical information will be available in connection with the webcast, or can be accessed directly on H&R Block’s Investor Relations Web site at www.hrblock.com/about/investor following close of the NYSE market.

A replay of the call will be available beginning at 6 p.m. EDT June 7 and continuing until 12 a.m. EDT June 16, by dialing (800) 642-1687 (U.S./Canada) or (706) 645-9291 (International). The replay access code is 2013276. A replay of the webcast will also be available on the company's Web site at www.hrblock.com/about/investor.

Forward-Looking Statements

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Except for historical information contained herein, the matters set forth in this press release are forward-looking statements based upon current information and expectations.  Such statements speak only as of the date on which they are made, are not guarantees of future performance, and involve certain risks, uncertainties and assumptions that could cause actual results to differ materially from what is expressed, implied or forecast in such forward-looking statements.

Such differences could be caused by a number of factors, including, but not limited to: the uncertainty that the company will achieve or exceed its revenue, earnings, and earnings-per-share growth goals or expectations for fiscal year 2007; the uncertainty of the company’s ability to purchase shares of its common stock pursuant to the board’s authorization; the uncertainty of the effect of any share repurchases upon the company and its shareholders; changes in interest rates; changes in the company’s effective income tax rate; changes in economic, political or regulatory environments; changes in competition; litigation involving the company and its subsidiaries; and risks described from time to time in reports and registration statements filed by H&R Block Inc. and its subsidiaries with the Securities and Exchange Commission.  Readers should take these factors into account in evaluating such forward-looking statements.

About H&R Block

H&R Block Inc. (NYSE: HRB) is a leading provider of tax, financial, mortgage, accounting and business consulting services and products. H&R Block is the world’s largest tax services provider, having prepared more than 400 million tax returns since 1955. The company and its subsidiaries generated revenues of $4.9 billion and net income of $490 million in fiscal year

2006. In fiscal year 2007, it is operating in four principal business segments: Tax Services (income tax preparation and advice via in-office, online and software solutions); Mortgage Services (wholesale mortgage originations and loan servicing); Consumer Financial Services (investment and financial advisory services, retail mortgage loans, and banking products and services); and Business Services (tax, accounting and consulting services for midsized businesses). Headquartered in Kansas City, Mo., H&R Block markets its services and products under three leading brands – H&R Block, Option One and RSM McGladrey. For more information visit our Online Press Center at www.hrblock.com.

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KEY OPERATING RESULTS

Unaudited, amounts in thousands, except per share data

	Three months ended April 30,
	Revenues		Income (loss)
	2006	2005	2006	2005
Tax Services	$1,765,308	$1,702,654	$883,468	$846,441
Mortgage Services	304,056	380,841	73,456	163,113
Business Services	347,768	202,295	63,321	38,892
Investment Services	76,778	69,798	(9,709)	(14,488)
Corporate	2,108	(309)	(29,553)	(30,903)
	$2,496,018	$2,355,279	980,983	1,003,055
Income taxes			393,445	388,125
Net income			$587,538	$614,930

Basic earnings per share			$1.79	$1.86

Basic shares outstanding			328,423	330,771

Diluted earnings per share			$1.77	$1.83

Diluted shares outstanding			332,141	336,833

	Year ended April 30,
	Revenues		Income (loss)
	2006	2005	2006	2005
Tax Services	$2,451,806	$2,358,293	$589,766	$663,518
Mortgage Services	1,247,138	1,246,018	321,616	496,093
Business Services	877,259	573,316	53,378	29,871
Investment Services	287,955	239,244	(32,835)	(75,370)
Corporate	8,643	3,148	(104,532)	(96,397)
	$4,872,801	$4,420,019	827,393	1,017,715
Income taxes			336,985	393,805
Net income			$490,408	$623,910

Basic earnings per share			$1.49	$1.88

Basic shares outstanding			328,118	331,612

Diluted earnings per share			$1.47	$1.85

Diluted shares outstanding			333,187	337,625

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On June 8, 2005, our Board of Directors declared a two-for-one stock split of the Company’s Common Stock in the form of a 100% stock distribution, effective August 22, 2005, to shareholders of record as of the close of business on August 1, 2005. All share and per share amounts have been adjusted to reflect the retroactive effect of the stock split.

Basic earnings per share is based on the weighted average number of shares outstanding. The dilutive effect of potential common shares is included in diluted earnings per share except in those periods with a loss.

Certain reclassifications have been made to prior year amounts to conform to the current period presentation. These reclassifications had no effect on the results of operations or stockholders’ equity as previously reported.

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited, amounts in thousands, except share data

	April 30,	April 30,
ASSETS	2006	2005
Current assets:
Cash and cash equivalents	$694,358	$1,100,213
Cash and cash equivalents - restricted	394,069	516,909
Receivables from customers, brokers, dealers and clearing
organizations, net	496,577	590,226
Receivables, net	503,188	341,706
Mortgage loans held for sale	236,399	77,082
Prepaid expenses and other current assets	499,356	444,498
Total current assets	2,823,947	3,070,634

Residual interests in securitizations - available-for-sale	159,058	205,936
Beneficial interest in Trusts - trading	188,014	215,367
Mortgage servicing rights	272,472	166,614
Mortgage loans held for investment	407,538	—
Property and equipment, net	443,785	330,150
Intangible assets, net	219,494	247,092
Goodwill, net	1,100,452	1,015,947
Other assets	374,375	286,316
Total assets	$5,989,135	$5,538,056

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$506,992	$25,545
Accounts payable to customers, brokers and dealers	781,303	950,684
Accounts payable, accrued expenses and other	768,505	564,749
Accrued salaries, wages and payroll taxes	330,946	318,644
Accrued income taxes	505,690	375,174
Total current liabilities	2,893,436	2,234,796

Long-term debt	417,539	923,073
Other noncurrent liabilities	530,361	430,919
Total liabilities	3,841,336	3,588,788

Stockholders’ equity:
Common stock, no par, stated value $.01 per share	4,359	4,359
Additional paid-in capital	653,053	598,388
Accumulated other comprehensive income	21,948	68,718
Retained earnings	3,492,059	3,161,682
Less cost of 107,377,858 and 104,649,850 shares of
common stock in treasury	(2,023,620)	(1,883,879)
Total stockholders’ equity	2,147,799	1,949,268
Total liabilities and stockholders’ equity	$5,989,135	$5,538,056

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Unaudited, amounts in thousands

	Year ended April 30,
	2006	2005
Cash flows from operating activities:
Net income	$490,408	$623,910
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	191,703	183,867
Accretion of residual interests in securitizations	(114,346)	(137,610)
Impairment of residual interests in securitizations	34,107	12,235
Realized gain on sale of previously securitized residuals	(31,463)	(15,396)
Additions to mortgage servicing rights	(250,537)	(137,510)
Amortization and impairment of mortgage servicing rights	144,679	84,717
Other net changes in working capital, net of acquisitions	121,135	(100,420)
Net cash provided by operating activities	585,686	513,793

Cash flows from investing activities:
Cash received from residual interests in securitizations	80,539	136,045
Cash received from sale of previously securitized residuals	62,396	16,485
Mortgage loans originated for investment, net	(407,538)	—
Purchases of property and equipment	(250,510)	(209,458)
Payments made for business acquisitions, net of cash acquired	(212,543)	(37,621)
Other, net	39,151	36,139
Net cash used in investing activities	(688,505)	(58,410)

Cash flows from financing activities:
Repayments of commercial paper	(6,423,881)	(5,191,623)
Proceeds from issuance of commercial paper	6,423,881	5,191,623
Repayments of other short-term borrowings	(625,000)	(750,000)
Proceeds of other short-term borrowings	625,000	750,000
Repayments of Senior Notes	—	(250,000)
Proceeds from issuance of long-term debt	—	395,221
Payments on acquisition debt	(26,819)	(25,664)
Dividends paid	(160,031)	(142,988)
Acquisition of treasury shares	(260,312)	(530,022)
Proceeds from issuance of common stock	108,507	136,102
Other, net	35,619	(10,564)
Net cash used in financing activities	(303,036)	(427,915)

Net increase (decrease) in cash and cash equivalents	(405,855)	27,468
Cash and cash equivalents at beginning of the year	1,100,213	1,072,745
Cash and cash equivalents at end of the year	$694,358	$1,100,213

Supplementary cash flow data:
Income taxes paid	$270,540	$437,427
Interest paid	102,317	82,535

CONDENSED CONSOLIDATED INCOME STATEMENTS

Unaudited, amounts in thousands, except per share data

	Three Months Ended April 30,		Year Ended April 30,
	2006	2005	2006	2005
Revenues:
Service revenues	$1,951,496	$1,724,460	$3,463,111	$2,920,586
Other revenues:
Gains on sales of mortgage assets, net	172,386	255,983	713,981	822,075
Product and other revenues	324,266	314,738	492,502	478,443
Interest income	47,870	60,098	203,207	198,915
	2,496,018	2,355,279	4,872,801	4,420,019

Operating expenses:
Cost of service revenues	1,018,937	875,802	2,383,299	1,999,068
Cost of other revenues	121,108	140,034	523,992	448,021
Selling, general and administrative	371,538	327,500	1,111,585	920,677
	1,511,583	1,343,336	4,018,876	3,367,766

Operating income	984,435	1,011,943	853,925	1,052,253
Interest expense	12,028	13,467	49,059	62,367
Other income, net	8,576	4,579	22,527	27,829

Income before taxes	980,983	1,003,055	827,393	1,017,715
Income taxes	393,445	388,125	336,985	393,805

Net income	$587,538	$614,930	$490,408	$623,910

Basic earnings per share	$1.79	$1.86	$1.49	$1.88

Basic shares outstanding	328,423	330,771	328,118	331,612

Diluted earnings per share	$1.77	$1.83	$1.47	$1.85

Diluted shares outstanding	332,141	336,833	333,187	337,625

SELECTED OPERATING DATA

Unaudited

Mortgage Services	Year ended	Three months ended
	4/30/2006	4/30/2006	4/30/2005	% change	1/31/2006	% change
Volume of loans originated (thousands):
Wholesale (non-prime)	$36,028,794	$7,471,558	$8,090,274	-7.6%	$7,941,048	-5.9%
Retail: Non-prime	3,260,071	529,798	807,269	-34.4%	667,542	-20.6%
Prime	1,490,898	317,482	380,946	-16.7%	343,897	-7.7%
	4,750,969	847,280	1,188,215	-28.7%	1,011,439	-16.2%
Total	$40,779,763	$8,318,838	$9,278,489	-10.3%	$8,952,487	-7.1%

Loan characteristics:
Average loan size (thousands)	$183	$192	$158	21.5%	$194	-1.0%
Weighted average interest rate (WAC) (1)	7.87%	8.51%	7.45%	1.06%	8.27%	0.24%
Weighted average FICO score (1)	622	613	618		621

Loan sales (thousands)	$40,272,225	$8,006,905	$9,322,150	-14.1%	$8,924,788	-10.3%

Servicing portfolio:
Number of loans serviced	441,981	441,981	435,290	1.5%	466,026	-5.2%
Servicing portfolio (billions)	$73.4	$73.4	$68.0	7.9%	$76.8	-4.4%

(1) Represents non-prime production only.

Investment Services	Year ended	Three months ended
	4/30/2006	4/30/2006	4/30/2005	% change	1/31/2006	% change

Customer trades (2)	974,625	259,106	241,327	7.4%	255,879	1.3%
Customer daily average trades	3,883	4,248	3,892	9.1%	4,127	2.9%
Average revenue per trade (3)	$119.11	$114.06	$127.73	-10.7%	$113.83	0.2%

Customer accounts: (4)
Traditional brokerage	418,162	418,162	431,749	-3.1%	426,699	-2.0%
Express IRAs	442,157	442,157	380,539	16.2%	381,859	15.8%
	860,319	860,319	812,288	5.9%	808,558	6.4%

Ending balance of assets under administration (billions)	$31.8	$31.8	$27.8	14.4%	$31.4	1.3%
Average assets per traditional brokerage account	$75,222	$75,222	$63,755	18.0%	$72,914	3.2%

Average customer margin balances (millions)	$539	$493	$603	-18.2%	$529	-6.8%
Average payables to customers (millions)	$782	$721	$936	-23.0%	$769	-6.2%
Advisors	958	958	1,010	-5.1%	956	0.2%

(2) Includes only trades on which revenues are earned (“revenue trades”). Revenues, defined as trading revenues, are earned on both transactional and annuitized trades.

(3) Calculated as trading revenues divided by revenue trades.

(4) Includes only accounts with a positive period-end balance.

U.S. TAX OPERATING DATA

	(in thousands, except average fee and number of offices)
	For the year ending April 30,
	2006	2005 (1)	Change
Clients served:
Company-owned operations	10,359	10,608	-2.3%
Franchise operations	5,373	5,428	-1.0%
Total retail operations	15,732	16,036	-1.9%
Digital tax solutions (2)	3,721	3,017	23.3%
	19,453	19,053	2.1%

Gross tax preparation & related fees:
Company-owned operations	$1,756,720	$1,678,029	4.7%
Franchise operations	771,124	738,090	4.5%
Total retail operations	$2,527,844	$2,416,119	4.6%

Gross average fee per client served: (3)
Company-owned operations	$169.58	$158.19	7.2%
Franchise operations	143.52	135.98	5.5%
Total retail operations	$160.68	$150.67	6.6%

Net average fee per client served: (4)
Company-owned operations	$162.91	$153.53	6.1%
Franchise operations	140.36	133.49	5.2%
Total retail operations	$155.21	$146.75	5.8%

Offices:
Company-owned offices	6,387	5,811	9.9%
Company-owned shared office locations (5)	1,473	1,296	13.7%
Total company-owned offices	7,860	7,107	10.6%
Franchise offices	3,703	3,528	5.0%
Franchise shared office locations (5)	602	526	14.4%
Total franchise offices	4,305	4,054	6.2%
	12,165	11,161	9.0%

(1) Prior year numbers have not been reclassified between company-owned and franchise offices for offices which commenced company-owned operations during fiscal year 2006.

(2) Includes federal Taxcut software units sold, online completed and paid federal returns, and paid state returns and e-filings only when no payment was made for a federal return.

(3) Calculated as gross tax preparation and related fees divided by clients served.

(4) Calculated as gross tax preparation and related fees less coupons and discounts, divided by clients served.

(5) Shared office locations include offices located within Wal-Mart, Sears and other third-party businesses.